Exhibit 99.1

FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Allison J. Roelofs Manager – Corporate Financial Reporting (248) 358-4010 aroelofs@firstmercury.com	Leslie Loyet Investor Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE
TUESDAY, MAY 6, 2008

FIRST MERCURY FINANCIAL CORPORATION CEO ESTABLISHES STOCK TRADING PLAN

SOUTHFIELD, MI – May 6, 2008 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) announced today that Richard H. Smith, Chairman, President and Chief Executive Officer, has adopted a personal stock trading plan, pursuant to, and intended to comply with, Rule 10b5-1 of the Securities Exchange Act of 1934.

Under the stock trading plan, Mr. Smith plans to sell up to 50,000 shares of First Mercury common stock at certain specified prices commencing May 6, 2008. The plan is scheduled to end when all of the shares have been sold or on May 6, 2009, whichever occurs earlier. Mr. Smith intends to use substantially all of the proceeds from the sale of stock under the plan to offset the payment of the exercise price of certain qualified stock options to acquire 173,000 shares of First Mercury common stock and to satisfy taxes related to the sale of such shares and the exercise of such options, as well as to satisfy taxes related to an additional option exercise Mr. Smith made in March 2008 for 100,000 shares. The 50,000 shares subject to the plan represent less than 4% of the approximately 1,365,000 shares Mr. Smith owns beneficially at this time.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information to sell shares pursuant to pre-arranged terms. The rule allows individuals adopting such plans to sell shares over a specified period of time, even if they become aware of material and non-public information after the adoption of the plan. Transactions under this plan are required to be disclosed publicly through Form 144 and Form 4 filings pursuant to United States Security and Exchange Commission rules.

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About First Mercury Financial Corporation

First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages.  During the Company’s 34 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.

For more information on the Company, please visit the Company’s website at www.firstmercury.com

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